MEREDITH REPORTS FISCAL 2010 FIRST QUARTER RESULTS

Advertising revenue gains at Better Homes and Gardens, Family Circle drive increase in National Media Group operating profit

DES MOINES, IA (October 29, 2009) — Meredith Corporation (NYSE: MDP), the leading media and marketing company serving American women, today reported fiscal 2010 first quarter earnings per share of $0.40, compared to $0.41 in the year-ago period.  Revenues were $332 million, compared to $364 million in the prior-year period.

Fiscal 2010 first quarter results included a benefit of $0.06 per share reflecting a favorable adjustment to deferred income tax liabilities as a result of state and local legislation enacted during the quarter.  Excluding the tax benefit, first quarter earnings per share were $0.34, in-line with previously stated expectations.  In the first quarter of fiscal 2010, Meredith recorded $5 million less ($0.07 per share) in net political advertising revenues when compared to the prior-year period.

 “We continued to make meaningful progress on the key elements of our performance improvement plan,” said Meredith President and Chief Executive Officer Stephen M. Lacy.  “Advertising revenues across our core businesses outperformed both the magazine and television industries in the quarter.  Of note, our two largest-circulation magazines – Better Homes and Gardens and Family Circle – grew advertising revenues 3 percent and 13 percent, respectively, during the quarter compared to the prior-year period.”

Key elements of Meredith’s performance improvement plan – which the company has been executing for the last five quarters – include (1) gaining market share; (2) increasing consumer connections; (3) growing new revenues; and (4) prudently managing expenses and reducing debt.  Lacy pointed to these fiscal 2010 first quarter highlights as evidence of Meredith’s progress:

•	Sequential quarterly improvement in advertising performance in both Meredith’s National (formerly Publishing) and Local (formerly Broadcasting) media groups

•	Significant advertising revenue share gains by many of Meredith’s major consumer magazines

•	Increases in online traffic at Meredith Web sites and in news viewership in key television markets

•	Double-digit revenue growth in new revenue streams such as brand licensing, retransmission fees and video content creation

•	An 8 percent decline in total company operating expenses and a $20 million reduction in debt

OPERATING DETAIL

National Media Group

Fiscal 2010 first quarter National Media Group operating profit was $39 million, a 14 percent increase over the $34 million earned in the prior-year period.  Revenues were $272 million versus $294 million.  Advertising revenues were $137 million – a decline of 5 percent versus the prior-year quarter – but the third consecutive quarter of advertising performance improvement.

Meredith’s share of overall magazine industry advertising revenues increased to 12.2 percent during the first quarter of fiscal 2010 from 8.7 percent in the prior-year period, according to the latest data from the Publishers Information Bureau.   Eleven of Meredith’s 14 measured titles increased share of advertising revenues during the quarter, according to PIB.

Profit and related margin in Meredith’s circulation activities increased in the first quarter of fiscal 2010 compared to the prior-year period, driven by efficiencies in both subscription and newsstand operations.  Total circulation revenues declined 2 percent, primarily as a result of fewer Special Interest Media titles published and soft retail sales.

Monthly average unique visitors across Meredith’s National Media Web sites rose more than 30 percent to nearly 17 million in the first quarter of fiscal 2010 from the prior-year period, and page views averaged nearly 190 million per month.  The total number of videos viewed per month rose to 1.4 million.  Meredith generated 855,000 online subscriptions during the quarter.

Other revenues within the National Media Group declined in the first quarter of fiscal 2010 compared to the prior-year period as reductions in Meredith Integrated Marketing and Meredith Book revenues were partially offset by higher revenues in Brand Licensing.

Meredith Integrated Marketing was impacted by recession-related cutbacks in existing programs, primarily in the automotive and retail sectors, as well as fewer new programs launched compared to the prior-year period.  Revenues at Meredith Books declined and operating profit increased, as planned, due to implementation of the previously announced licensing agreement with John Wiley and Sons Inc. Brand Licensing benefitted primarily from the expansion of Meredith’s relationship with Walmart, including a tripling of Better Homes and Gardens-branded SKUs to 1,500 from the prior-year period.

National Media Group operating expenses declined 10 percent to $233 million in the first quarter of fiscal 2010 compared to the prior-year period, including a 9 percent decrease in paper prices.

“While we are still operating in a difficult environment, national media advertising revenues are trending in the right direction, and we continue to outperform our major peers and gain share,” Lacy said.  “Additionally, our efforts to manage expenses are having a meaningful impact as National Media Group operating margins increased to 14.2 percent in the quarter from 11.5 percent in the prior-year period.”

Local Media Group

Fiscal 2010 first quarter Local Media Group operating profit was $2 million, compared to $11 million in the prior-year period, primarily due to $5 million less in net political advertising revenues and continued weakness in automotive advertising across the industry.  Total revenues were $61 million, compared to $70 million last year.

Non-political revenues were $60 million – a decline of 7 percent in the first quarter of fiscal 2010 versus the prior-year period – but an improvement over the 20 percent decline reported in the fourth quarter of fiscal 2009.  Non-political results were also significantly better than the industry as a whole, according to the most recent data available from the Television Bureau of Advertising.  Automotive-related advertising accounted for more than half of the decline during the first quarter of fiscal 2010.

During the July sweeps, several Meredith stations increased viewership in key day parts.  Stations in Portland, Hartford and Las Vegas captured a larger share of morning news viewers and maintained their #1 positions.  Additionally, Atlanta doubled its morning news viewership.  In late news, where ad rates are the highest, Hartford’s viewership rose 25 percent, Atlanta rose 22 percent, and Phoenix rose 14 percent.

Revenues from retransmission fees nearly doubled in the first quarter of fiscal 2010 from the prior-year period, reflecting Meredith’s successful renegotiation of retransmission agreements with all seven of the major cable operators in its markets.  Revenues at Meredith Video Solutions, Meredith’s in-house video production group, grew strongly. The gains were driven primarily by growth in custom video projects for corporate clients, as well as continued expansion of the daily Better television show – now carried in more than 50 markets reaching more than 40 percent of U.S. households.

Local Media Group operating expenses declined 2 percent in the first quarter of fiscal 2010, compared to the prior-year period.  Meredith continued to implement its plan to reduce expenses and improve efficiency by centralizing certain functions – including master control, traffic and research – across its television stations.  The benefits from these activities are expected to be realized starting in the second half of fiscal 2010.

“We’re encouraged by the progress made by our Local Media Group in the first quarter of fiscal 2010,” Lacy said.  “Advertising continued to improve as the quarter progressed, and we grew other sources of revenue, including retransmission fees and video production activities.”

OTHER FINANCIAL INFORMATION

Meredith generated nearly $30 million in cash flow from operations during the first quarter of fiscal 2010.  Meredith’s total debt was $360 million at Sept. 30, 2009, $20 million less than at the prior fiscal year end.  Meredith’s debt-to-EBITDA ratio was well under existing debt covenants at 1.7 to 1.

All earnings per share figures in the text of this release are diluted.  Both basic and diluted earnings per share can be found in the attached condensed consolidated statements of earnings.

OUTLOOK

Looking at the second quarter of fiscal 2010, with two of three magazine issues closed in the National Media Group, advertising revenues are currently down in the mid single-digit range. Local Media Group non-political advertising pacings are currently down 8 percent.  The Local Media Group will be cycling against $17 million of net political advertising revenues recorded in the second quarter of fiscal 2009.

Meredith currently expects fiscal 2010 second quarter earnings per share to range from $0.33 to $0.38.  Looking to the remainder of fiscal 2010, there is limited visibility into customers’ advertising budgets, which generally reset effective January 1.  Meredith continues to expect fiscal 2010 earnings per share to range from $1.60 to $2.00, excluding the impact of the previously mentioned deferred income tax liability adjustment.

Meredith expects its effective tax rate to be approximately 40 percent in both the second quarter and for the full fiscal year, excluding the impact of the previously mentioned deferred income tax liability adjustment.

A number of uncertainties remain that may affect Meredith’s outlook as stated in this press release for the second fiscal quarter and full year of 2010. These uncertainties are referenced below under “Safe Harbor” and in certain SEC filings.

CONFERENCE CALL WEBCAST

Meredith will host a conference call on Oct. 29, 2009, at 11:00 a.m. EDT (10:00 a.m. CDT) to discuss fiscal 2010 first quarter results.  A live webcast will be accessible to the public on the company’s Web site, www.meredith.com, and a replay will be available for one week after the call. A transcript will be available within 48 hours following the conference call at www.meredith.com.

RATIONALE FOR USE AND ACCESS TO NON-GAAP MEASURES

Management uses and presents GAAP and non-GAAP results to evaluate and communicate the performance of the company. Non-GAAP measures should not be construed as alternatives to GAAP measures. EBITDA is a common supplemental measure of performance used by investors and financial analysts. Management believes that EBITDA provides an additional analytical tool to clarify the company’s results from core operations and delineate underlying trends. Meredith does not use EBITDA as a measure of liquidity or funds available for management’s discretionary use because it includes certain contractual and non-discretionary expenditures.

Results excluding the adjustment to deferred income tax liabilities is also a supplemental non-GAAP financial measure.  Management believes this adjustment is not reflective of Meredith’s ongoing business activities.  While results excluding the tax adjustment are not a substitute for reported earnings results under GAAP, management believes this information is useful as an aid in better understanding Meredith’s current performance, performance trends and financial condition.   Reconciliations of non-GAAP to GAAP measures are included in the attached tables.  The attached consolidated financial statements and reconciliation tables will be made available at www.meredith.com.

SAFE HARBOR

This release contains certain forward-looking statements that are subject to risks and uncertainties.  These statements are based on management’s current knowledge and estimates of factors affecting the company and its operations.  Statements in this announcement that are forward-looking include, but are not limited to, the statements regarding broadcasting pacings and publishing advertising revenues, along with the company’s earnings per share outlook for the second fiscal quarter and rest of fiscal 2010.

Actual results may differ materially from those currently anticipated.  Factors that could adversely affect future results include, but are not limited to, downturns in national and/or local economies; a softening of the domestic advertising market; world, national or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss or insolvency of one or more major clients; the integration of acquired businesses; changes in consumer reading, purchasing and/or television viewing patterns; increases in paper, postage, printing or syndicated programming costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting the company’s industries; unexpected changes in interest rates; and the consequences of acquisitions and/or dispositions.  The company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT MEREDITH CORPORATION

Meredith Corporation (NYSE:MDP; www.meredith.com) is the leading media and marketing company serving American women.  Meredith combines well-known national brands – including Better Homes and Gardens, Parents, Ladies’ Home Journal, Family Circle, American Baby, Fitness and More – with local television brands in fast-growing markets.  Meredith is the industry leader in creating content in key consumer interest areas such as home, family, health and wellness and self-development.  Meredith uses multiple distribution platforms – including print, television, online, mobile and video – to give consumers content they desire and to deliver the messages of its marketing partners.  Additionally, Meredith uses its many assets to create powerful custom marketing solutions for many of the nation’s top brands and companies.  Meredith has significantly added to its capabilities in this area through the acquisition of cutting-edge companies in areas such as online, word-of-mouth and database marketing.

Shareholder/Financial Analyst Contact:
Mike Lovell
Director of Investor Relations
Phone: (515) 284-3622
E-mail:  Mike.Lovell@Meredith.com

Media Contact:
Art Slusark
VP/Corporate Communications
Phone:  (515) 284-3404
E-mail:  Art.Slusark@Meredith.com

Meredith Corporation and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)

Three Months Ended September 30,	2009	2008
(In thousands except per share data)
Revenues
Advertising	$ 191,816	$ 211,826
Circulation	69,879	71,413
All other	70,720	80,831
Total revenues	332,415	364,070
Operating expenses
Production, distribution, and editorial	151,093	170,111
Selling, general, and administrative	139,637	144,952
Depreciation and amortization	10,103	10,856
Total operating expenses	300,833	325,919
Earnings from operations	31,582	38,151
Interest income	10	120
Interest expense	(5,041)	(5,434)
Earnings from continuing operations before income taxes	26,551	32,837
Income taxes	8,210	13,769
Earnings from continuing operations	18,341	19,068
Loss from discontinued operations, net of taxes	-	(431)
Net earnings	$ 18,341	$ 18,637

Basic earnings per share
Earnings from continuing operations	$ 0.41	$ 0.42
Discontinued operations	-	(0.01)
Basic earnings per share	$ 0.41	$ 0.41
Basic average shares outstanding	45,158	45,241

Diluted earnings per share
Earnings from continuing operations	$ 0.40	$ 0.42
Discontinued operations	-	(0.01)
Diluted earnings per share	$ 0.40	$ 0.41
Diluted average shares outstanding	45,317	45,368

Dividends paid per share	$ 0.225	$ 0.215

Meredith Corporation and Subsidiaries
Segment Information (Unaudited)

Three Months Ended September 30,	2009	2008
(In thousands)
Revenues
National media group	$ 271,604	$ 293,667
Local media group
Non-political advertising	53,671	61,648
Political advertising	943	5,871
Other revenues	6,197	2,884
Total local media group	60,811	70,403
Total revenues	$ 332,415	$ 364,070

Operating profit
National media group	$ 38,593	$ 33,890
Local media group	2,400	10,696
Unallocated corporate	(9,411)	(6,435)
Income from operations	$ 31,582	$ 38,151

Depreciation and amortization
National media group	$ 3,507	$ 3,826
Local media group	6,122	6,069
Unallocated corporate	474	961
Total depreciation and amortization	$ 10,103	$ 10,856

EBITDA1
National media group	$ 42,100	$ 37,716
Local media group	8,522	16,765
Unallocated corporate	(8,937)	(5,474)
Total EBITDA1	$ 41,685	$ 49,007

1 EBITDA is earnings from continuing operations before interest, taxes, depreciation, and amortization.

Meredith Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	June 30,
Assets	2009	2009
(In thousands)
Current assets
Cash and cash equivalents	$ 14,259	$ 27,910
Accounts receivable, net	211,802	192,367
Inventories	29,592	28,151
Current portion of subscription acquisition costs	54,466	60,017
Current portion of broadcast rights	17,014	8,297
Other current assets	19,293	23,398
Total current assets	346,426	340,140
Property, plant, and equipment	449,892	444,904
Less accumulated depreciation	(257,277)	(253,597)
Net property, plant, and equipment	192,615	191,307
Subscription acquisition costs	64,274	63,444
Broadcast rights	5,429	4,545
Other assets	46,269	45,907
Intangible assets, net	559,233	561,581
Goodwill	462,379	462,379
Total assets	$ 1,676,625	$ 1,669,303

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$ 75,000	$ -
Current portion of long-term broadcast rights payable	19,615	10,560
Accounts payable	84,455	86,381
Accrued expenses and other liabilities	90,439	81,544
Current portion of unearned subscription revenues	162,640	170,731
Total current liabilities	432,149	349,216
Long-term debt	285,000	380,000
Long-term broadcast rights payable	12,956	11,851
Unearned subscription revenues	146,092	148,393
Deferred income taxes	69,273	64,322
Other noncurrent liabilities	108,992	106,138
Total liabilities	1,054,462	1,059,920
Shareholders' equity
Common stock	36,144	35,934
Class B stock	9,130	9,133
Additional paid-in capital	57,812	53,938
Retained earnings	550,138	542,006
Accumulated other comprehensive loss	(31,061)	(31,628)
Total shareholders' equity	622,163	609,383
Total liabilities and shareholders' equity	$ 1,676,625	$ 1,669,303

Meredith Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

Three Months Ended September 30,	2009	2008
(In thousands)
Net cash provided by operating activities	$ 29,043	$ 44,549

Cash flows from investing activities
Acquisitions of businesses	(5,124)	(726)
Additions to property, plant, and equipment	(8,101)	(9,608)
Proceeds from dispositions of assets	-	636
Net cash used in investing activities	(13,225)	(9,698)

Cash flows from financing activities
Proceeds from issuance of long-term debt	75,000	100,000
Repayments of long-term debt	(95,000)	(120,000)
Purchases of Company stock	(18)	(15,791)
Dividends paid	(10,209)	(9,747)
Proceeds from common stock issued	713	860
Excess tax benefits from share-based payments	67	853
Other	(22)	-
Net cash used in financing activities	(29,469)	(43,825)
Net decrease in cash and cash equivalents	(13,651)	(8,974)
Cash and cash equivalents at beginning of period	27,910	37,644
Cash and cash equivalents at end of period	$ 14,259	$ 28,670

Meredith Corporation and Subsidiaries				Table 1
Supplemental Disclosures Regarding Non-GAAP Financial Measures

EBITDA
Consolidated EBITDA, which is reconciled to earnings from continuing operations in the following tables, is defined as earnings from continuing operations before interest, taxes, depreciation, and amortization.

Segment EBITDA is a measure of segment earnings before depreciation and amortization.
Segment EBITDA margin is defined as segment EBITDA divided by segment revenues.

	Three Months Ended September 30, 2009
	National Media Group	Local Media Group	Unallocated Corporate	Total
(In thousands)
Revenues	$ 271,604	$ 60,811	$ -	$ 332,415

Operating profit	$ 38,593	$ 2,400	$ (9,411)	$ 31,582
Depreciation and amortization	3,507	6,122	474	10,103
EBITDA	$ 42,100	$ 8,522	$ (8,937)	41,685
Less:
Depreciation and amortization				(10,103)
Net interest expense				(5,031)
Income taxes				(8,210)
Earnings from continuing operations				$ 18,341

Segment EBITDA margin	15.5%	14.0%

	Three Months Ended September 30, 2008
	National Media Group	Local Media Group	Unallocated Corporate	Total
(In thousands)
Revenues	$ 293,667	$ 70,403	$ -	$ 364,070

Operating profit	$ 33,890	$ 10,696	$ (6,435)	$ 38,151
Depreciation and amortization	3,826	6,069	961	10,856
EBITDA	$ 37,716	$ 16,765	$ (5,474)	49,007
Less:
Depreciation and amortization				(10,856)
Net interest expense				(5,314)
Income taxes				(13,769)
Earnings from continuing operations				$ 19,068

Segment EBITDA margin	12.8%	23.8%